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   PROSPECTUS SUPPLEMENT NO. 8 TO PROSPECTUS DATED FEBRUARY 5, 1998
                        TRANS WORLD AIRLINES, INC.
  1,237,600 SHARES OF 9 1/4% CUMULATIVE CONVERTIBLE EXCHANGEABLE PREFERRED
                      STOCK, $.01 PAR VALUE PER SHARE
(Subject to Conversion into Shares of Common Stock, $.01 par value per share)



     The 1,237,600 shares of 9 1/4% Cumulative Convertible Exchangeable Preferred Stock, $.01 par value per share (the "Preferred Stock") of Trans World Airlines, Inc. (the "Company") offered hereby are being offered by the Selling Holders identified below. Each of such Selling Holders has notified the Company in writing of his or her or its intention to sell the shares of Preferred Stock as listed herein and has requested the Company to file this supplement to the Company's Prospectus dated February 5, 1998 (the "Prospectus"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Prospectus.

     The Selling Holders will receive all of the net proceeds from the sale of the Preferred Stock and, accordingly, the Company will receive none of the proceeds from the sales thereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.  ANY
                     REPRESENTATION TO THE CONTRARY IS
                            A CRIMINAL OFFENSE.


     No person is authorized by the Company or by any dealer to give information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been so authorized. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus Supplement or the accompanying Prospectus or any sale made hereunder does not imply that the information contained herein or therein is correct as of any time subsequent to the date on which such information is given.

     The Section entitled "Selling Holders" is hereby supplemented to include the following information:

                            SELLING HOLDERS

     The following table sets forth information with respect to the Selling Holders of the securities offered hereby. Each of the Selling Holders has notified the Company in writing of his or her or its intention to sell shares of Preferred Stock in accordance with the requirements set forth in the Prospectus. This table is cumulative and includes information provided to the Company by the Selling Holders and previously reported by the Company. Other beneficial owners of the Preferred Stock not set forth below may be added as Selling Holders to this Prospectus in the future. This table has been prepared based upon information furnished to the Company by the Selling Holders and American Stock Transfer & Trust Company as the transfer agent for the Preferred Stock and the Common Stock.


--------------------------------------------------------------------------------------------------------
                                                                      Percentage of  Approximate Number
                             Number of shares      Number of shares    Outstanding   of Shares of Common
                            of Preferred Stock       of Preferred        shares of    Stock into which
            Name            Beneficially Owned      Stock Offered    Preferred Stock     Convertible
--------------------------------------------------------------------------------------------------------
Raphael, L.P.                       47,800             47,800             2.77%          302,526.20
Michael Angelo. L.P.                43,800             43,800             2.54%          277,210.20
Angelo, Gordon Co., L.P.            44,900             44,900             2.60%          284,172.10
Ramius Fund, Ltd.                   28,000             28,000             1.62%          177,212.00
Baldwin Enterprises, Inc.           15,000             15,000             0.87%           94,974.00
Medici Partners, L.P.                6,000              6,000             0.35%           37,974.00
Ramius Securities, LLC               5,000              5,000             0.29%           31,645.00
Bear, Stearns & Co.                  5,000              5,000             0.29%           31,645.00
R2 Investments, L.D.C.               8,100              8,100             0.47%           51,264.90
Q Investments, L.P.                 15,600             15,600             0.90%           98,732.40
No Margin Fund, L.P.                22,200             22,200             1.29%          140,503.80
Steeler Fund, Ltd.<F1>             179,000            179,000            10.38%        1,132,891.00
Duquesne Fund, L.P.<F1>             98,800             98,800             5.73%          625,305.20
Lazard Freres & Co. LLC<F2>         73,100             73,100             4.24%          462,649.90
Credit Research & Trading LLC       15,000             15,000             0.87%           94,935.00
Lazard Freres & Co. LLC<F2>         22,500             22,500             1.30%          142,402.50
Deutsche Morgan Grenfell Inc.      173,300            173,300            10.05%        1,096,815.90


-----------
<F1>To be offered through Lazard Freres & Co. LLC
<F2>Lazard Freres & Co. LLC has received certain fees and other remuneration in connection with the offer and sale of certain of the Company's convertible securities and debt in the fourth calendar quarter of 1997 and may receive such fees and other remuneration in connection with the offer and sale of the Company's securities in the first calendar quarter of 1998. Lazard may from time to time provide financial advice to the company.


                                                      (Continued on next page)


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
--------------------------------------------------------------------------------------------------------
                                                                      Percentage of  Approximate Number
                             Number of shares      Number of shares    Outstanding   of Shares of Common
                            of Preferred Stock       of Preferred        shares of    Stock into which
            Name            Beneficially Owned      Stock Offered    Preferred Stock     Convertible
--------------------------------------------------------------------------------------------------------

Lazard Freres & Co. LLC<F2>         47,000              47,000            2.72%          297,463.00
Lazard Freres & Co. LLC<F2>         25,000              25,000            1.45%          158,225.00
Tablesalt & Co.                     50,000              50,000            2.90%          316,450.00
Stark International                  5,800               5,800            0.34%           36,708.20
Shepherd Investments
  International, Ltd.                4,200               4,200            0.24%           26,581.90
Lazard Freres & Co. LLC<F2>         80,000              80,000            4.64%          506,320.00
Swiss Bank Corporation -
  London Branch                      2,500               2,500            0.14%           15,822.50
Farallon Capital Partners, LP       29,300              29,300            1.70%          185,439.70
Farallon Capital Institutional
  Partners, LP                      26,000              26,000            1.51%          164,554.00
Farallon Capital Institutional
  Partners II, LP                    3,200               3,200            0.19%           20,252.80
The Common Fund                      6,500               6,500            0.38%           41,138.50
Swiss Bank Corporation -
  London Branch                      5,000               5,000            0.29%           31,645.00
ABN-AMRO Incorporated              122,700             122,700            7.11%          776,568.30
Deutsche Bank AG                     4,200               4,200            0.24%           26,581.80
<F*>ABN-AMRO Incorporated          140,400              23,100            1.34%          146,199.90

     Total                       1,354,900           1,237,600           71.74%        7,832,770.40


------------
<F*> These shares of Selling Holders being reported for the first time.
<F2>Lazard Freres & Co. LLC has received certain fees and other remuneration in connection with the offer and sale of certain of the Company's convertible securities and debt in the fourth calendar quarter of 1997 and may receive such fees and other remuneration in connection with the offer and sale of the Company's securities in the first calendar quarter of 1998. Lazard may from time to time provide financial advice to the company.


     Information concerning the sale of other shares of Preferred
Stock by their beneficial holders will be set forth in additional Prospectus Supplements. As of the date of this Prospectus Supplement, the aggregate number of shares of Preferred Stock outstanding is 1,725,000.

     It is not possible to predict the number of shares of Preferred Stock that will be sold hereby. Consequently, it is not possible to predict the number of shares of Preferred Stock that will be owned by the Selling Holders following completion of sales of the securities offered hereby.

      THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 22, 1998